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                                                                   EXHIBIT 10.30


                       [CAUDILL AND ASSOCIATES INC. LOGO]


                              PRODUCTION CONTRACT

                                                          Date: January 25, 1999

Client: Gary Player Direct
Contact: A.J. Cervantes
Business Address: 2011 Air-Park Drive
City/State/Zip: Santa Monica, CA 93455
Phone: (805) 346-1600  Fax: (805) 348-0104

Product or Service: Production
Type of Campaign: Direct Response
Delivery Date: To Be Determined
Briefly Describe Format: Production of a 30 minute infomercial
Videotape: [X]  Film: [ ]
Finished Product will be placed where: To be determined
Total Price: $175,000.00 (Less Payment $50,000.00)
Balance: $125,000.00
Terms: First payment of $41,666.67 is due upon receipt.
       Second payment of $41,666.67 is due February 25, 1999.
       Final payment of $41,666.67 is due upon delivery of master.

Royalties are 1.5% of Gross Sales.

Signed and Agreed on this 25th day of January, 1999

Client:
Gary Player Direct
By: /s/ A. J. Cervantes
    -------------------------
    A. J. Cervantes

Producer: /s/ Robert S. Caudill
          -----------------------
          Robert S. Caudill
          Caudill & Associates, Inc.


              DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY

Please note the terms which appear above and on the reverse side of this contract. These terms are a part of the contract.



1440 S. State College Blvd., Suite 6-G  -  Anaheim, CA 92806  -  (714) 776-9676
               FAX (714) 776-9848  -  e-mail: caudill4dr@aol.com


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                                 CLIENT/AGENCY
                             LEGAL STATUS OF AGENCY

Caudill & Associates, Inc. has its principal office and place of business at 1440 S. State College Blvd., Suite 6-G, Anaheim, California 92806.

                    APPOINTMENT AND AUTHORIZATION OF AGENCY
The client agrees to retain and appoint Caudill & Associates, Inc. to represent him in carrying out his advertising program, subject to the terms and conditions of this Agreement.



                         INDEMNIFICATION AND INSURANCE
The client shall indemnify and hold Caudill & Associates, Inc. harmless from and against any and all claims, liabilities, or damages arising from the infringement upon any trademarks, copyrights or patents covered by this Agreement, including the costs of litigation and counsel fees.

                                  ARBITRATION
Any and all disputes between the parties arising out of this contract, or regarding the goods sold pursuant to the terms hereof, shall be resolved by binding arbitration before the American Arbitration Association in the County of Orange, State of California.

                SUBMISSION OF BROADCAST MATERIALS BY ADVERTISER
The Client agrees with Caudill & Associates, Inc. that, in order to obtain the highest possible degree of excellence in the broadcasting of programs and announcements, following types of statements and practices will not be used:

1.   False or unwarranted claims for any product or service.

2. Infringement on another advertiser's rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competitive goods.

3.   Disparagement of competitors or competitive goods.

4. Lotteries or "drawing contest" or any other contest in which the public is unfair or where fair and competent judging is not provided.

5. Presentation of slanderous, obscene, profane, vulgar, repulsive, or offensive matter, either in theme or in treatment.

6.   Ambiguous statements that may be misleading to the audience.

7.   Testimonials which cannot be authenticated.

8. Continuity which describes repellently any internal body functions or symptomatic results of internal disturbances, or reference to matter which are not considered acceptable topics in social groups.

9. Announcements or programs which are prejudicial to the public interest or to the interest of operator or to honest advertising and reputable business in general.